Mail Stop 0306

      		February 1, 2005

Mr. Kiran Patel
Executive Vice President and Chief Financial Officer
Solectron Corporation
847 Gibraltar Drive
Milpitas, California 95035

      Re:	Solectron Corporation
      Form 10-K for the fiscal year ended August 27, 2004
      Filed November 5, 2004
      File No. 001-11098

Dear. Mr. Patel:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant